Exhibit 10.1

EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”) is entered into November 9, 2023 (the “Effective Date”) by and between RE/MAX, LLC, a Delaware limited liability company (the “Company”), RE/MAX Holdings, Inc. (“Holdings”) and W. Erik Carlson (“Executive”). The Company, Holdings and Executive are collectively referred to herein as the “parties”.

WHEREAS, Executive acknowledges and agrees that Executive is not currently employed by the Company, Executive has been provided this Agreement prior to accepting an offer for employment, and Executive has received, under separate cover, a clear and conspicuous notice describing the restrictions contained herein;

WHEREAS, the Company desires to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.             EMPLOYMENT BY THE COMPANY.

1.1           Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer of Holdings (“CEO”), and Executive hereby accepts such employment. Executive will report to the Board of Directors of Holdings (the “Board”). Executive will perform such duties as are normally associated with Executive’s position or as reasonably assigned by the Board from time to time. While Executive serves as CEO, Executive shall also serve as a Director of the Board, for no additional consideration. During the term of Executive’s employment with the Company, and excluding periods of vacation, disability and sick or other lawful leave to which Executive is entitled, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, Holdings, RMCO, LLC and their respective direct and indirect wholly-owned subsidiaries (collectively, the Company, Holdings and their respective direct and indirect subsidiaries are referred to as the “Company Group”). Executive owes the Company, Holdings and other members of the Company Group fiduciary duties (including (a) duties of loyalty and disclosure and (b) such fiduciary duties applicable to officers of the Company Group), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes each member of the Company and Holdings under statutory and common law. For the avoidance of doubt, franchisees and sub-franchisors of the Company Group, and their respective representatives, agents and employees, are not within the “Company Group”, are not owed fiduciary duties under this Agreement or law, and are not third-party beneficiaries of this Agreement, including pursuant to Section 26.

1.2           Employment Commencement Date. Executive’s employment pursuant to this Agreement will commence on November 13, 2023, or such other date as may be agreed to by the parties (the “Employment Commencement Date”). If Executive does not commence employment with the Company prior to December 31, 2023, the Agreement will automatically become null and void.

1.3           Location. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s Denver, Colorado office. Executive shall spend sufficient time on business travel to fulfill his duties and responsibilities as CEO of the Company.

1.4           Company Policies. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion, including but not limited to codes of ethics and conduct, insider trading policies, and clawback policies. Notwithstanding the foregoing, in the event of a conflict between an express term or condition of this Agreement and such policies and procedures this Agreement shall control.

2.             COMPENSATION.

2.1           Base Salary. While employed by the Company, the Company shall pay to Executive a base salary of $825,000 per year (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time.

2.2           Bonus. While employed by the Company, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”), which will be paid approximately half in cash and approximately half in immediately vested Holdings common stock. Executive’s target opportunity for the Annual Bonus shall be equal to one hundred twenty-five percent (125%) of the Base Salary (the “Target Annual Bonus”), with a maximum target opportunity of two hundred percent (200%) of the Base Salary, based on the Company’s and Executive’s achievement of performance goals, as reasonably established by the Compensation Committee of the Board (the “Compensation Committee”) each year in its sole discretion. The Board or the Compensation Committee will determine in its sole discretion the extent to which the performance goals have been achieved. The annual period over which performance is measured for purposes of this Section 2.2 is January 1 through December 31. The Annual Bonus, if earned, will be paid no later than March 15 of the year following the calendar year to which the Annual Bonus relates and shall be subject to applicable deductions and withholdings. In order to be eligible to earn an Annual Bonus, except as provided otherwise in Sections 6.4 and 6.5, Employee must be employed by the Company through the date any Annual Bonus is paid. For the 2023 year, subject to Executive’s continued employment through the applicable payment date of the 2023 Annual Bonus (except as provided otherwise in Sections 6.4 and 6.5), Executive shall receive a prorated Annual Bonus at a level equal to one hundred percent (100%) of the Base Salary (calculated by multiplying the Base Salary by a fraction, the numerator of which is equal to the number of days from and including the Employment Commencement Date through December 31, 2023, and the denominator of which is 365), which will be paid no later than March 15, 2024, subject to applicable deductions and withholdings.

2.3           Equity Awards.

(a)           Sign-On Inducement Award. Executive shall be granted a restricted stock unit award with the number of restricted stock units calculated by dividing one million dollars ($1,000,000) by the average of the closing price of a share of Holdings class A common stock on each of the fifteen (15) NYSE trading days prior to the date that Executive’s employment is first publicly announced by the Company or by Holdings (the “Sign-On Inducement Award”). The Sign-On Inducement Award will be granted as an inducement award under NYSE listing standard 303A.08, and will be subject to the terms of the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan (as amended from time to time, the “Plan”), an award agreement in a form approved by the Board and/or the Compensation Committee and reflecting the terms described herein, and this Agreement. The Sign-On Inducement Award will vest on the 1st anniversary of the Employment Commencement Date, subject (except as set forth in the Plan, the award agreement and this Agreement) to Executive’s Continuous Service (as that term is defined in the Plan) through such date.

(b)           Additional Inducement Award. Executive shall be granted an additional restricted stock unit award with an aggregate value (as determined below) of $4,500,000 (the “Additional Inducement Award”), with 40% of the Additional Inducement Award vesting in equal amounts on each of March 1, 2025, 2026, and 2027, based solely on Executive’s Continuous Service (as that term is defined in the Plan) and 60% of the Additional Inducement Award eligible for vesting over a measurement period between the date of grant and December 31, 2027, based upon Executive’s Continuous Service, the achievement of stock price performance metrics, and other terms as set forth in Exhibit A to this Agreement. The number of restricted stock units subject to the time-based portion of the Additional Inducement Award will be determined by dividing $1,800,000 by the closing price of a share of Holding’s common stock on the last Business Day prior to the Employment Commencement Date and the “target” number of restricted stock units subject to the performance-based portion of the Additional Inducement Award will be determined by dividing $2,700,000 by the closing price of a share of Holding’s common stock on the last Business Day before the Employment Commencement Date. The Additional Inducement Award will be granted as an inducement award under NYSE listing standard 303A.08 and will be subject to the terms and conditions of the Plan, an award agreement in a form approved by the Board and/or the Compensation Committee and reflecting the terms described herein, and this Agreement.

(c)           Future Annual Equity Awards. Subject to the Company’s standard governance approval process, while employed by the Company, Executive will be entitled to receive a future equity award in 2025 based on a compensation analysis performed by a third-party compensation consultant in the aggregate value of at least $4,500,000. Beginning in 2026, Executive will be eligible to receive future equity awards as part of the Company’s annual grant process, with vesting and other terms as determined by the Compensation Committee consistent with those applicable to equity incentive grants awarded to other executive officers of the Company. While award types, vesting terms and weighting between time-based and performance-based vesting will be subject to Compensation Committee discretion, it is initially anticipated that future annual equity awards would be 40% time based, with vesting over a three- or four-year period in equal amounts on the annual grant date anniversaries, and 60% performance based, with vesting over a period of three or four calendar years.

2.4           Vacation and Standard Company Benefits. Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time. While employed by the Company, Executive shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time; provided, however, that Executive will not be eligible to participate in Holding’s change in control or other severance plans or policies or otherwise receive severance payments or benefits other than pursuant to this Agreement. Subject to the prior sentence, all matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company Group reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.5           Expenses for Negotiation of Agreement. The Company shall reimburse Executive for all reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement, up to a maximum of $20,000, which reimbursement shall be provided as soon as practicable following the receipt by the Company of documentation from Executive detailing the amount of such fees (but in any event not later than the close of Executive’s taxable year following the taxable year in which such fees are incurred by Executive).

3.             BUSINESS EXPENSES. Subject to Section 23, the Company shall reimburse Executive for Executive’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Executive’s duties under this Agreement in accordance with the Company’s Reimbursement of Business Travel and Expenses Policy and The Executive Addendum thereto (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive).

4.             OUTSIDE ACTIVITIES. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, such as service on another company’s board. This restriction shall not, however, preclude Executive from serving on the board of Denver Downtown Partnership and one additional for profit or non-profit company’s board (provided pre-approval is given by the Board), or from owning a passive investment in less than two percent (2%) of the total outstanding shares of a publicly traded company. Executive has listed all boards on which Executive currently serves on Schedule 1 (other than boards Executive will resign from prior to the Employment Commencement Date). Executive agrees to resign from any boards Executive is serving on that could present a conflict of interest with the Company Group or as reasonably requested by the Board.

5.             NO CONFLICT WITH EXISTING OBLIGATIONS. Executive hereby represents and warrants that other than his restrictive covenants imposed in his former employment with DISH Network Corporation (which do not prohibit or restrict his work as CEO of Holdings and do not restrict his performance under this Agreement), Executive is not the subject of, or a party to, any employment agreement, non-competition, non-solicitation, restrictive covenant, non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Executive from executing this Agreement or fully performing each of Executive’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Executive hereunder. Executive expressly acknowledges and agrees that Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Executive promises that Executive shall not do so. Executive shall not introduce documents or other materials containing confidential information of any such prior employer to the premises or property (including computers and computer systems) of the Company, Holdings, or any other member of the Company Group. Executive shall not use any intellectual property of any prior employer or any other person or entity in any way that infringes upon any intellectual property rights, misappropriates any third-party trade secrets, or violates any other rights.

6.             TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1           Termination by the Company with Cause.

(a)           The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause (as defined below). Notwithstanding any of the language within Section 6, Cause under Sections 6.1 (b)(i), (ii), (iii), (vi) and/or (vii) shall only arise if the Board gives Executive written notice (pursuant to this Agreement) describing in detail such Cause and Executive fails to cure said Cause within thirty (30) days of receipt of the notice. If Executive’s employment hereunder is terminated by the Company for Cause, then Executive shall be: (i) paid any previously earned but unpaid Base Salary through the date of termination, if any, which shall be paid in conformity with the Company’s customary payroll practice, (ii) reimbursed for any business expenses incurred by but not yet paid to Executive, pursuant to Section 3 above, (iii) entitled to any vested benefits under any benefit plans and programs described in Section 2.4, above (except for equity), and (iv) paid or provided with any other amounts or benefits, as required by applicable law, which shall be paid in the time period required by applicable law (the “Accrued Obligations”). In the event Executive’s employment is terminated by the Company for Cause, all of Executive’s unvested equity awards shall be immediately forfeited and canceled and Executive shall not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide Executive only the Accrued Obligations.

(b)           For purposes of this Agreement, “Cause” means the following on the part of Executive:

(i)            Violation of any of the material terms of any member of the Company Group’s written policies of which Executive has been advised in writing;

(ii)           Material breach of this Agreement or any other written Agreement between Executive and any member of the Company Group;

(iii)          Obtaining a material personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, or in relation to, any member of the Company Group;

(iv)          The commission of a felony or other crime involving moral turpitude which is reasonably likely to cause any member of the Company Group material and lasting public disgrace or demonstrable economic harm;

(v)           Fraud or embezzlement against any member of the Company Group or theft or misappropriation of property belonging to any member of the Company Group;

(vi)          Breach of a fiduciary duty against any member of the Company Group; or

(vii)         Repeated failure to obey lawful and reasonable instructions from the Board consistent with his position and this Agreement.

The Board may also place Executive on paid leave for up to thirty (30) days while it is determining whether there is a basis to terminate Executive’s employment for Cause, should the Board believe in good faith that there are grounds for termination of Executive’s employment for Cause. In such an instance, the Board will be required to notify Executive in writing at the time of his suspension of the specific factual grounds that it believes may support termination of his employment for Cause and allow Executive to respond to said allegations. Any such action by the Board will not constitute Good Reason.

6.2           Resignation by Executive. Executive shall have the right to terminate employment with the Company at any time and for any reason, or no reason at all, upon providing thirty (30) days’ advance written notice to the Company; provided, however, that if Executive has provided notice to the Company of Executive’s resignation of employment, the Board may determine, in its sole discretion, that such resignation shall be effective on any date prior to the effective date of resignation provided in such notice (and, if such earlier date is so required by the Board, then such earlier date shall not change the nature of Executive’s resignation of employment nor be construed or interpreted as a termination of employment without Cause pursuant to Section 6.4). If Executive resigns Executive’s employment with the Company as described in this Section 6.2 (other than for Good Reason pursuant to Section 6.4), then Executive shall not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive only the Accrued Obligations.

6.3           Termination by Virtue of Death or Disability of Executive.

(a)           In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, the Company shall, pursuant to the Company’s standard payroll policies, provide to Executive’s legal representatives Executive’s Accrued Obligations. Notwithstanding the foregoing, treatment of any unvested equity awards shall be governed by the terms of the applicable equity plans and award agreements.

(b)           The Company shall at all times have the right, upon written notice to Executive from the Board, to terminate Executive’s employment due to Executive’s Disability (as defined below). Upon written notice to Executive of termination due to Disability, Executive’s employment with the Company shall automatically (and without any further action by any person or entity) terminate. For purposes of this Agreement, termination by the Company of Executive’s employment based on a “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for ninety (90) days consecutively or one hundred eighty (180) days in the aggregate during any twelve (12) month period or the Board makes such determination (at its sole discretion) based on the written certification by two (2) licensed physicians of the likely continuation of such condition for such periods. The determination of whether Executive has incurred a Disability shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations. Notwithstanding the foregoing, treatment of any unvested equity awards shall be governed by the terms of the applicable equity plans and award agreements.

6.4           Termination by the Company without Cause or by Executive with Good Reason.

(a)           The Board (in its sole discretion) shall have the right to terminate Executive’s employment with the Company immediately without Cause by providing Executive written notice of such termination. If Executive’s employment is terminated without Cause or Executive resigns for Good Reason (defined in Section 6.4(c)), then Executive shall be paid the Accrued Obligations and, if Executive complies with all of the obligations in Section 6.4(b) below and, in the case of resignation by the Executive with Good Reason, Executive has served as the Company’s Chief Executive Officer for a minimum of one year, Executive shall also be eligible to receive the following severance benefits in Sections 6.4(a)(i)-(iv) (the “Severance Benefits”). Notwithstanding anything to the contrary, in the event Executive is entitled to Change in Control Severance Benefits under Section 6.5, Executive shall not be entitled to Severance Benefits under this Section 6.4.

(i)            The Company will pay Executive an amount equal to (x) twelve (12) months if Executive was employed by the Company for less than two (2) years and (y) eighteen (18) months if Executive was employed by the Company for two (2) years or more of Executive’s then current Base Salary, less all applicable withholdings and deductions (“Severance”), to be paid in equal installments over a period of the number of months of Base Salary Executive is receiving, in accordance with the Company’s regular payroll practices beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.4(b) of this Agreement), with the first installment including any amount of the Severance that would otherwise have been due prior to the Release Effective Date.

(ii)           The Company will pay Executive the prior year’s Annual Bonus if the termination occurs after such calendar year but prior to payment of any Annual Bonus relating to such prior calendar year, provided such Annual Bonus would have otherwise been payable to Executive had Executive remained employed by the Company, which will be paid to Executive less applicable deductions and withholdings when such prior year Annual Bonuses are otherwise paid.

(iii)          The Company will pay Executive a pro-rata amount of the Annual Bonus relating to the year of termination that Executive would have received had Executive remained employed through the date such Annual Bonus is paid, which payment shall be equal to (i) the Annual Bonus, if any, that Executive would have earned for the calendar year in which Executive’s termination occurs based on achievement of the applicable performance goals for the Annual Bonus; and (ii) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be paid on or around the date that the Annual Bonus is paid to other employes and shall be subject to standard payroll deductions and withholdings.

(iv)          During the Benefit Continuation Period (as defined below), the Company will provide (or cause to be provided) continued participation by Executive and his eligible dependents in the health, dental and vision benefit plans in which Executive participated immediately prior to the termination on the same basis (and cost) as Grantee and his eligible dependents were participating immediately prior to the termination if possible under the terms of such benefit plans; provided, that if the provision of such continued benefits is not possible under the terms of such benefit plans or if the Company determines that the provision of such continued benefits would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986 (the “Code”), or otherwise result in adverse tax consequences or violate applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then, in lieu of providing the coverage described above, the Company will instead pay fully taxable cash payments in substantially equal installments for the remaining Benefit Continuation Period in accordance with the Company’s normal payroll schedule in an amount equal to the product of (A) the applicable premium for such health, dental and/or vision benefit (less any amount Grantee would have paid as an active employee for such coverage) and (B) the number of months in the Benefit Continuation Period. Benefit Continuation shall be provided concurrently with any health care benefit required under COBRA. The “Benefit Continuation Period” shall be twelve (12) months if Executive was employed with the Company for less two (2) years and shall be eighteen (18) months if Executive was employed by the Company for two (2) years or more.

(b)           Notwithstanding anything to the contrary, Executive shall only be entitled to receive the Severance Benefits pursuant to Section 6.4(a) of this Agreement if: (i) by the 60th day following the date of Executive’s termination of employment from the Company, Executive has signed, returned to the Company and not revoked a general release of claims in favor of the Company and its affiliates and representatives, in a form presented by the Company, a release which includes only language necessary to effectuate a global release of claims (the “Release”); (ii) if Executive holds any other positions with the Company or any affiliate, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); and (iii) Executive complies with Executive’s post-termination obligations under this Agreement.

(c)           For the purposes of Sections 6.4 and 6.5, “Good Reason” shall mean the occurrence of any of the following events without Employee’s consent:

(i)            material breach by the Company of the material terms of this Agreement;

(ii)           a material reduction in Executive’s duties, authority, responsibilities, or title relative to Executive’s duties, authority, responsibilities, and title in effect immediately prior to such reduction, provided, however, that the acquisition of Holdings and subsequent conversion of Holdings to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s duties, authority, or responsibilities;

(iii)          Executive’s reporting structure changing to Executive no longer reporting directly to the Board;

(iv)         a reduction in Employee’s Base Salary or Target Annual Bonus of at least fifteen percent (15%), other than a general reduction in base salary or target bonus opportunities that affects all senior executives of the Company in substantially the same proportions; or

(v)           the Company requires Executive to relocate to any office or location more than 30 miles from the Company’s current headquarters in Denver, Colorado, provided that any request or directive from the Company to not work in such office pursuant to any stay-at-home or work from home or similar law, order, directive, request or recommendation from a governmental entity shall not give rise to Good Reason under this Agreement.

Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described above unless: (1) Executive gives the Board written notice of Executive’s intent to resign for Good Reason within one hundred eighty (180) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of such written notice (the “Cure Period”); (3) the Company or the Board have not, prior to receiving such notice from Executive, already provided notice to Executive that his employment with the Company is being terminated for Cause (and those grounds, if subsequently challenged, are determined by the fact finder to meet the definition herein of “Cause”); and (4) Executive voluntarily resigns Executive’s employment no later than five (5) days after the end of the Cure Period. For the avoidance of doubt, if Holdings ceases to be a publicly-traded company, Executive will not have Good Reason due to any reduction in Executive’s duties, authority, responsibilities resulting directly or indirectly from Holdings no longer being a publicly-traded company such as if Executive is reporting to an officer of the acquiring company versus to the Board.

6.5           Termination by the Company without Cause or Resignation by the Executive for Good Reason following a Change in Control.

(a)           If Executive’s employment hereunder is terminated by the Company without Cause (other than on account of Executive’s death or Disability) or Executive resigns for Good Reason (defined in Section 6.4(c)), in each case within two (2) years immediately following the date a Change in Control (as defined below) occurs, Executive shall be eligible to receive the Accrued Obligations and subject to Executive’s timely and complete compliance with all requirements in Section 6.4(b), including (without limitation) execution and non-revocation of the Release, Executive shall be eligible to receive the following change in control severance under Sections 6.5(a)(i)-(iv) (the “Change in Control Severance Benefits”) in lieu of (and not in addition to) the Severance Benefits. For avoidance of doubt, if Executive’s employment terminates before or more than two years after the date of a Change in Control, Executive shall not be eligible for the Change in Control Severance Benefits.

(i)            The Company will pay Executive an amount equal to two-and-one-half times (2.5x) the sum of Executive’s then current Base Salary and Target Annual Bonus, to be paid in a lump sum, less applicable deductions and withholdings, on the Company’s first, regular payroll date after the Release Effective Date.

(ii)           The Company will pay Executive the prior year’s Annual Bonus if the termination occurs after such calendar year but prior to payment of any Annual Bonus relating to such prior calendar year, provided such Annual Bonus would have otherwise been payable to Executive had Executive remained employed by the Company through the date of payment, which will be paid to Executive less applicable deductions and withholdings when such prior year Annual Bonuses are otherwise paid.

(iii)          The benefits provided under Section 6.4(a)(iv), except that the Benefit Continuation Period shall be thirty (30) months.

(iv)          All of Executive’s then outstanding and unvested equity awards shall be governed by the terms of the applicable equity plans and award agreements.

(b)           For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Employment Commencement Date:

(i)            any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, a “Person”), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of Holdings or (y) an affiliate as of the Employment Commencement Date, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing 50% or more of the combined voting power of Holding’s then outstanding securities;

(ii)           during any period of two consecutive years after the Employment Commencement Date, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with Holdings to effect a transaction described in clauses (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by Holding’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii)          the consummation of a merger, share exchange or consolidation of Holdings with any other entity, other than a merger, share exchange or consolidation that would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Holdings or such surviving entity outstanding immediately after such merger, share exchange or consolidation; or

(iv)          the complete liquidation of Holdings and/or the Company or consummation of the sale or disposition by Holdings or an Affiliate of all or substantially all of Holdings’ and/or the Company’s assets.

(c)           Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of common shares of Holdings immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns, directly or indirectly, all or substantially all of the assets of Holdings and/or the Company immediately following such transaction or series of transactions such as a reincorporation of Holdings; and (ii) to the extent necessary to avoid the imposition of adverse taxation under Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control” or “a change in the ownership of a substantial portion of the assets” of Holdings and/or the Company, as determined under Treasury Regulation Section 1.409A-3(i)(5).

6.6           Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any authorized member of the Company Group prior to the termination of Executive’s employment with the Company or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each member of the Company Group; and (b) from the Board and from the Board of Directors or Board of Managers (or similar governing body) of any member of the Company Group and of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which Board of Directors or Board of Managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

7.           DISCLOSURES. Promptly (and in any event, within three (3) Business Days) upon becoming aware of any actual or potential Conflict of Interest Executive shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Executive engages in, or plans to engage in, any activities, associations, or interests that Executive reasonably believes will conflict with Executive’s duties, responsibilities, authorities, or obligations for and to Company Group as required in accordance with the terms of this Agreement. As used herein, the term “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado, are authorized or required by law to be closed.

8.           CONFIDENTIALITY. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to Confidential Information (as defined below) of the Company and other members of the Company Group. In consideration of Executive’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Executive’s employment, Executive shall comply with this Section 8.

8.1           Subject to Section 8.2, both while employed by the Company and thereafter, except as expressly permitted by this Agreement, including in the performance of his duties hereunder, or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information obtained in connection with Executive’s employment pursuant to this Agreement or affiliation with the Company Group as a Board member except for the benefit of the Company or the Company Group. Executive shall follow all Company and Company Group policies and protocols of which he is advised regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 8.1 shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by the Company or any other member of the Company Group.

8.2           Notwithstanding any provision of Section 8.1 to the contrary, while employed by the Company, Executive may make the following disclosures and uses of Confidential Information:

(a)           disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(b)           disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties under this Agreement and is in the best interests of the Company Group;

(c)           disclosures and uses that are approved in writing by the Board; or

(d)           disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement or has a similar obligation of confidentiality to the Company Group.

8.3           Following the termination of Executive’s employment with the Company or at any time upon request of the Company or the Board, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group following the termination of Executive’s employment with the Company or upon such request. Executive shall be entitled to retain any Confidential Information within his possession to the extent needed to comply with any reporting obligations to a governmental agency and/or in any legal proceedings between the Parties. For avoidance of doubt, Executive’s eligibility to receive the Severance Benefits shall cease should the Company or the Board establish the same factual grounds as meets the definition of “Cause” above.

8.4           For purposes of this Agreement, “Confidential Information” shall mean all non-public information and materials of or pertaining to the Company that is valuable, proprietary and/or unique to the Company or any member of the Company Group in any form or medium, including (without limitation) all notes, analyses, compilations, copies, documents, recordings, summaries, reproductions, copies, translations, electronic copies or versions (in any medium including video, email, audio, video, MP3, or voicemail), regardless of where the same may have been stored (including on any personal devices of Executive and information and materials generated by Executive or third parties, received by a member of the Company Group from third parties). By way of example, “Confidential Information” includes any and all of the following types of information: as to any Company Group member’s business practices, operations, prospects, franchisees and franchisee agreements, or legal information and advice; protected by any and all non-disclosure agreements signed by Executive during employment; concerning claims against or by any member of the Company Group; acquired by Executive in Executive’s capacity as an employee of any member of the Company Group; education or training programs and materials developed by the Company Group or acquired from a third party; contained in a Company Group member’s financial records; concerning regional, agent and franchise agreements, prospects, events, information technology techniques and arrangements, processes and procedures for creating IT related resources, contemplated products and services and agreement terms; concerning past acquisitions (closed or not closed) and acquisitions being planned or considered, concerning data and issues related to public filings, and/or concerning purchasing information and other business, marketing, sales, strategic and operational data of the Company Group and its franchisees. Confidential Information includes all other Company Group information and materials which are of a propriety or confidential nature, even if they are not marked as such. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available or is readily ascertainable to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) arises from Executive’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, (iii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that, to the knowledge of Executive, such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

8.5           Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive from any such governmental authority; (c) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (e) discussing or disclosing underlying facts of any alleged discriminatory or unfair employment practice, such as sexual harassment or sexual abuse, discriminatory or unfair employment practices, or any other conduct that Executive has reason to believe is unlawful. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal or other protected status. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

9.           NON-COMPETITION; NON-SOLICITATION.

9.1           The Company and other members of the Company Group shall provide Executive access to trade secrets, as defined in C.R.S. § 7-74-101, et seq., while employed by the Company, and Executive acknowledges and agrees that the Company and other members of the Company Group will be entrusting Executive, based on Executive’s unique and special capacity as a senior executive and board member, with: (a) trade secrets, proprietary rights and Confidential Information concerning the Company and other members of the Company Group and (b) access to relationships and building goodwill with clients, employees, vendors, consultants, distributors, sales representatives or other business counterparts of the Company and other members of the Company Group. In consideration of the Company and other members of the Company Group providing Executive with access to such information and contacts and as an express incentive for the Company to enter into this Agreement and employ Executive, Executive has voluntarily agreed to the covenants set forth in this Section 9. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Executive undue hardship or affect Executive’s ability to earn a livelihood, and are material and substantial parts of this Agreement intended and necessary to protect the trade secrets and legitimate business interests of the Company and other members of the Company Group. Executive agrees and acknowledges that at the time Executive first received this Agreement, Executive was provided with the notice entitled “Notice of Covenant Not to Compete,” which Executive acknowledges fully complies with the requirements of Colorado law, including C.R.S. § 8-2-113, et seq.

9.2           During the Prohibited Period (as defined below), Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(a)           Provide any services or engage in any activity that competes against the Company or any member of the Company Group in the Business in the Market Area; provided that this Section 9.2(a) will only restrict Executive from providing services or engaging in activities that are the same as or similar to the duties or responsibilities that Executive had on behalf of the Company or any member of the Company Group or that require Executive to use or disclose the Company Group’s trade secrets;

(b)           appropriate any Business Opportunity located in the Market Area where such Business Opportunity relates to the Company or any member of the Company Group;

(c)           solicit, encourage, entice or induce any Restricted Business Relationship: (i) to end their franchise or contract (or reduce their business) with the Company or any member of the Company Group; or (ii) to enter into any service to Executive or any other business, organization, program or activity, in each case (with respect to this clause (ii)) that competes with the Business; or

(d)           solicit, encourage, entice or induce any Restricted Service Provider to terminate his, her or its employment or engagement with the Company or any member of the Company Group in any manner that is competitive to the Company or any member of the Company Group.

Notwithstanding the foregoing, nothing in this Section 9 shall restrict Executive from engaging or participating in any activity permitted pursuant to Section 4.

9.3          Because of the difficulty of measuring economic losses to the Company and other members of the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 9, and because of the immediate and irreparable damage that would be caused to the Company and other members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by preliminary and permanent injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

9.4           The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Agreement shall thereby be reformed.

9.5           The following terms shall have the following meanings:

(a)           “Business” shall mean the business, operations, products, or services that are the same or substantially similar to those performed by the Company and any other member of the Company Group while Executive was employed by the Company or that are the same or substantially similar to the business, operations, products, or services which the Company or any member of the Company Group had active plans to provide while Executive was employed by the Company; provided that “Business” shall not include any Company Group member: (i) for which Executive did not perform services while employed by the Company; or (ii) Executive did not obtain trade secrets about such Company Group member. The parties agree that as of the Employment Commencement Date, the Company Group’s business and operations include: (A) franchising real estate brokerages, franchising mortgage brokerages, real estate brokerages, mortgage lending, or mortgage brokerages; or (B) website or mobile applications designed for the display of real estate listing data, or lead generation or business development for franchising real estate brokerages, franchising mortgage brokerages, real estate brokerages, or mortgage brokerages.

(b)           “Business Opportunity” shall mean any commercial, investment or other business opportunity of the Company or any member of the Company relating to the Business that Executive learned about while employed by the Company due to Executive’s employment with the Company or Executive’s services to any member of the Company Group.

(c)           “Market Area” shall mean any of the following locations: (i) during Executive’s employment or engagement with the Company, every state, city, county, territory or other locale in which the Company (including franchisees of the Company Group) operates or has taken recent and significant preparatory steps to enter, and (ii) after the termination of Executive’s employment or engagement with the Company, any of the following locations: (A) the fifty (50) mile radius around any Company business location at which Executive has worked on a regular basis during Executive’s employment with the Company; (B) the fifty (50) mile radius around Executive’s home if Executive worked from home on a regular or occasional basis; or (C) any state, city, county, or similar political subdivision in the United States or internationally in which: (x) the Company or any member of the Company Group regularly conducted Business during Executive’s last twelve (12) months of employment with the Company; and (y) where Executive conducted business on behalf of the Company during the last twelve (12) months prior to Executive’s termination of employment with the Company.

(d)           “Prohibited Period” shall mean the period during which Executive is employed by the Company and continuing for a period of (i) twelve (12) months if Executive was employed by the Company for less than two (2) years and (ii) eighteen (18) months if Executive was employed by the Company for two (2) years or more following the date that Executive is no longer employed by the Company, regardless of whether Executive’s employment with the Company was voluntarily or involuntarily terminated. The Prohibited Period may not be tolled or extended except by mutual agreement of the parties.

(e)           “Restricted Business Relationship” shall mean: (i) during Executive’s employment or engagement with the Company, any customer, franchisee, real estate sales associate, loan originator, or regional owner of a franchise of the Company or any member of the Company Group for which Executive provides services or about which Executive learned trade secrets; and (ii) after the termination of Executive’s employment with the Company, any customer, franchisee, real estate sales associate, loan originator, or regional owner of a franchise of the Company or any member of the Company Group which, during Executive’s last twelve (12) months of employment with the Company, Executive: (a) solicited, serviced or had established a business-relationship; (b) was introduced to directly or through Executive’s direct or indirect reports, or (c) about which Executive learned trade secrets.

(f)           “Restricted Service Provider” shall mean: (i) during Executive’s employment or engagement with the Company, any employee, consultant, agent, representative, or independent contractor of the Company or any member of the Company Group for which Executive provides services or about which Executive learned trade secrets; and (ii) after the termination of Executive’s employment or engagement with the Company, any employee, consultant, agent, representative, or independent contractor of the Company or any member of the Company Group which, during Executive’s last twelve (12) months of employment with the Company, Executive: (A) Executive had direct business-related contacts with through Executive’s employment or services to the Company or any member of the Company Group; (B) was responsible for and directed the operations of (directly or through Executive’s direct or indirect reports) through Executive’s employment or services to the Company or any member of the Company Group; or (C) about which Executive learned trade secrets. Notwithstanding the foregoing, Restricted Service Provider shall not include any person or entity who has not had any business-related contact with the Company or any member of the Company Group within the twelve (12) months immediately preceding Executive’s last date of employment with the Company.

10.           NONDISPARAGEMENT.

10.1         Subject to Section 8.5 above, Executive agrees that from and after the Employment Commencement Date, Executive will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory comments regarding the Company or any of its current or former directors, officers, or executives. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). This provision shall not be interpreted to require or encourage Executive to make any misrepresentations. Further, nothing in this Section prevents Executive from discussing or disclosing information including the underlying facts of any alleged discriminatory or unfair employment practice, such as sexual harassment or sexual abuse, or any other conduct that Executive has reason to believe is unlawful or violative of the Company’s policies or procedures. The parties agree that disclosure of the underlying facts of any alleged discriminatory or unfair employment practice does not constitute disparagement.

10.2         Company agrees that Company’s and Holding’s executive officers (the “Covered Individuals”) will not disparage Executive. This provision shall not prohibit Company and the Covered Individuals from making any statements or taking any actions required by law, reporting any actions or inactions to a governmental agency that Company or the Covered Individuals believe to be unlawful, or participating in or cooperating with a governmental investigation. This provision shall not be interpreted to require or encourage Company or the Covered Individuals to make any misrepresentations. If the Covered Individuals disparage Executive to a third party, Company will not seek to enforce the non-disparagement provisions of this Agreement or seek damages against Executive or any other party to this Agreement for violating those provisions, but all other remaining terms of this Agreement remain enforceable.

10.3         At the same time that this Agreement is signed, Company and Executive will sign the addendum attached hereto as Exhibit B attesting to compliance with C.R.S. § 24-34-407(b).

11.           OWNERSHIP OF INTELLECTUAL PROPERTY.

11.1         Executive agrees that the Company shall own, and Executive shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company. All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement (the “Works”) shall be deemed to be “works made for hire” within the meaning of the Copyright Act and shall belong exclusively to Company, without Company having the obligation of paying additional compensation to Executive. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title, and interest in and to all Works and all intellectual property rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

11.2         Executive has identified and listed on Exhibit C attached hereto, a complete list of all intellectual property that Executive authored, conceived, developed, reduced to practice, modified, or improved (either solely or jointly with others) prior to the Employment Commencement Date that has not been legally assigned or licensed to the Company (collectively, “Prior Inventions”). If no Prior Inventions are listed on Exhibit C, Executive represents and warrants that Executive has no Prior Inventions to disclose. Executive hereby agrees not to incorporate, or permit to be incorporated, Prior Inventions into any Company Intellectual Property without the Company’s prior written consent. If Executive incorporates or causes to be incorporated into any Company Intellectual Property, or otherwise exploits therewith, any Prior Inventions, then the Company shall own all such Prior Inventions, and Executive hereby assigns all right, title, and interest in such Prior Inventions the Company. Executive hereby grants to the Company a non-exclusive, perpetual, irrevocable, transferable, worldwide, fully paid license, with the right to sublicense (through multiple tiers of sublicenses), to use, offer to sell, sell, distribute, or otherwise exploit any Prior Inventions that are incorporated into any Company Intellectual Property, but that are not assigned to the Company pursuant to the preceding sentence. The Company shall own all right, title and interest in and to any derivative works of, or improvements, enhancements or updates to, the Prior Inventions made by or on behalf of any of the Company pursuant to the license granted herein. For purposes of this Agreement, “Intellectual Property” shall mean any patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world.

11.3         Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Works, Company Intellectual Property or any Confidential Information, materials, software, or other resources or tools made available to Executive by the Company or the Company Group.

11.4         Executive hereby irrevocably consents to any and all uses and displays, by the Company and the Company Group and their licensees, of Executive's name, voice, likeness, image, appearance, and biographical information in, on or in connection with any images, photographs, audio and video recordings, websites, broadcast or streamed programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, and all other printed and electronic forms and media throughout the world, at any time during or after the term of Executive’s employment with the Company, for all legitimate commercial and business purposes of the Company or the Company Group (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to Executive. Executive hereby forever waives and releases the Company and the Company Group and their directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the term of Executive’s employment with the Company, arising directly or indirectly from any Permitted Uses engaged in by the Company, the Company Group or their licensees.

12.           DEFENSE OF CLAIMS; COOPERATION WITH COMPANY AFTER TERMINATION OF EMPLOYMENT AND DUTY TO DEFEND/INDEMNIFY. While employed by the Company and thereafter, upon request from the Company, Executive shall reasonably cooperate with the Company and any member of the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Executive’s actual or prior areas of responsibility to the Company Group. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. In the event such cooperation requires Executive to dedicate more than (i) fifty (50) hours in the twelve months following termination of employment or (ii) twenty-five (25) hours in any subsequent twelve-month period beginning one year after termination of Executive’s employment with the Company, Company shall reimburse Executive at a rate of two hundred fifty dollars ($250) per hour. Further, Company shall reimburse Executive for any reasonable, actual, and documented out-of-pocket expenses.

13.           WITHHOLDINGS; DEDUCTIONS. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to by Executive.

14.           TITLE AND HEADINGS; CONSTRUCTION. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all exhibits or attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all exhibits and attachments attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.”

15.           GOVERNING LAW; VENUE. This Agreement will be governed by and construed according to the internal laws of the State of Colorado without regards to the conflicts of law provisions. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Denver, Colorado.

16.           MEDIATION AND WAIVER OF JURY TRIAL.

16.1         Except for claims or actions by Executive alleging sexual harassment or sexual assault (which Executive may still agree to submit to mediation), the parties and members of the Company Group agree they must, as a pre-requisite to filing a lawsuit against each other regarding any provision of this Agreement, or the enforcement or interpretation thereof, engage in non-binding mediation of their dispute. The mediation shall be set for a full day, and shall be conducted in Denver, Colorado. The mediation shall be private and shall be before a single mediator employed by Denver’s Judicial Arbitration and Mediation Services, Inc. (“JAMS”). Each side shall be responsible for half of all JAMS fees and costs incurred in the mediation process, and for their respective attorney fees and costs incurred in the mediation process. The mediation must be held within forty-five (45) days of the demanding party’s request for mediation. The mediator shall be selected as follows: the party first demanding mediation (the “demanding party”) shall, at the time a demand for mediation is made, provide the names of six (6) JAMS Denver mediators who are available within the forty-five (45) day period to mediate. The responding party shall then have three (3) business days to return to the demanding party the names of two (2) JAMS mediators acceptable to the responding party. The demanding party shall then be responsible for scheduling the mediation with JAMS on the calendars of one of those mediators. If both mediators are available to the parties, the demanding party may make the final selection of a mediator. Nothing in this provision is intended to prevent or otherwise limit the parties from obtaining injunctive relief from a court of competent jurisdiction.

16.2         WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY AGREES TO WAIVE ANY RIGHT SUCH PARTY MAY HAVE TO A JURY TRIAL AND FURTHER AGREES THAT ALL SUCH DISPUTES WILL BE RESOLVED SOLELY BY A JUDGE. BY SIGNING THIS AGREEMENT, EXECUTIVE AND COMPANY ARE EACH GIVING UP HIS/ITS RIGHT TO A JURY TRIAL.

16.3         Nothing in this Section 16 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

17.           ENTIRE AGREEMENT AND AMENDMENT. This Agreement together with the equity award agreements contains the entire agreement of the parties with respect to the matters covered herein and, supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both Executive and an authorized officer of the Company (as approved by the Board in writing). The parties may enter into other award agreements governing Executive’s equity and Executive’s obligations to the Company Group or restrictive covenants to the Company Group. Any such separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

18.           WAIVER OF BREACH. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19.           ASSIGNMENT. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive, except for payments or benefits to Executive’s estate upon Executive’s death. The Company may assign this Agreement without Executive’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

20.           NOTICES. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received: (a) when delivered in person; (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) on the first Business Day after such notice is sent by express overnight courier service; or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

RE/MAX, LLC

5075 South Syracuse Street

Denver, Colorado 80237-2712

Attn: General Counsel

By e-mail to: legal@remax.com

If to Executive, at Executive’s last known address on file with the Company.

21.           COUNTERPARTS. This Agreement may be executed in any number of counterparts, including by electronic mail, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22.           SECTION 409A.

22.1         Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A and are payable upon a termination of Executive’s employment, or for which a termination of Executive’s employment is intended to be treated as a “substantial risk of forfeiture” for purposes of Section 409A, shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

22.2         To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

22.3         Notwithstanding any provision in this Agreement to the contrary, (a) if any payments hereunder could occur in one of two calendar years as a result of being dependent upon the Release becoming non-revocable, then, to the extent required to avoid penalties under Section 409A, such payments shall commence or be made on the first regularly scheduled payroll date of the Company, following the date the Release becomes non-revocable, that occurs in the second of such two calendar years and (b) if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of the date of Executive’s death or the date that is six (6) months after the date of Executive’s separation from service (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

23.           SECTION 280G. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The Company shall, prior to the effective date of the Change in Control, appoint an accounting firm or firm specializing in Section 280G of the Code to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith, reasonable determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company (and successors) and Executive. Any reduction in payments and/or benefits pursuant to this Section 23 will occur in the following order: (1) reduction of cash payments the full amount of which are treated as parachute payments; (2) reduction in payments due in respect of equity awards the full amount of which are treated as parachute payments; (3) reduction of cash payments less than the full amount of which are treated as parachute payments, with the highest values reduced first; (4) reduction in payments due in respect of equity awards less than the full amount of which are treated as parachute payments, with the highest values reduced first; and (5) reduction of other benefits payable to Executive, with the highest values reduced first. Nothing in this Section 23 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

24.           CLAWBACK. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise provided in any recoupment, clawback or similar policy that is adopted or amended by Holdings or any other member of the Company Group, amounts paid or payable pursuant to this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable pursuant to this Agreement. Notwithstanding any provision of this Agreement to the contrary, members of the Company Group reserve the right, without the consent of Executive, to adopt or amend any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect, provided that any policy shall apply to other C-level executive officers of the Company.

25.           EFFECT OF TERMINATION. Subject to Section 1.2, this Agreement shall become effective on the Employment Commencement Date and will remain in effect until the earlier of the date Executive’s employment terminates or the date the Agreement is terminated by written agreement of the parties; provided, that the provisions of Sections 6 (if Executive’s employment terminates prior to the parties’ termination of the Agreement), and 7 through 27 of this Agreement and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of Executive’s employment with the Company.

26.           THIRD-PARTY BENEFICIARIES. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 7, through 11 of this Agreement and shall be entitled to enforce such obligations as if a party hereto; provided that, there will be no other third-party beneficiaries to this Agreement.

27.           SEVERABILITY. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

28.           ACKNOWLEDGEMENT OF FULL UNDERSTANDING. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN REPRESENTED BY AN ATTORNEY OF EXECUTIVE’S CHOICE IN NEGOTIATING AND ENTERING INTO THIS AGREEMENT.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement effective of the date first above written.

EXECUTIVE

/s/ W. Erik Carlson
W. Erik Carlson

Date:	November 10, 2023

COMPANY

By:	/s/ Roger Dow
	Name:	Roger Dow
	Title:	Lead Independent Director

	Date:	November 9, 2023

Exhibit A

Additional Inducement Award
Performance-Based Vesting Terms

Stock Price Levels

Threshold: $20 (total of 25% of Target vests)

$25 (total of 50% of Target vests)

$30 (total of 75% of Target vests)

Target: $35 (total of Target vests)

$40 (total of 125% of Target vests)

$45 (total of 150% of Target vests)

$50 (total of 175% of Target vests)

Stretch: $55 (total of 200% of Target vests)

•	The performance-based award will have a target number of RSUs, as set forth in Section 2.3(b) (such number, the “Target”).

•	The award will be eligible for vesting based upon the achievement of stock price levels through December 31, 2027, as set forth in the table above. Each stock price level in the table above is referred to as a “Stock Price Level”.

•	Twenty-five (25%) of the Target is eligible to vest when each Stock Price Level is achieved.

•	Achievement of each Stock Price Level will be satisfied when the volume weighted average stock price over a 60-day measurement period first meets or exceeds the applicable Stock Price Level, the “Achievement Date”.

•	When a Stock Price Level is met, the RSUs for that Stock Price Level will vest, so long as Executive remains in Continuous Service through the Achievement Date, provided that no RSUs from this award shall vest later than December 31, 2027.